UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 27, 2009

DEERFIELD CAPITAL CORP.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-32551	20-2008622
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6250 North River Road, Rosemont, Illinois		60018
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(773) 380-1600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

AMENDMENT TO LEASE AGREEMENT

On November 27, 2009, Deerfield Capital Corp. (the "Company") entered into an amendment dated October 29, 2009 (the "Lease Amendment") to the Lease Agreement dated July 11, 2005 (as amended, the "Lease") between the Company (as successor-in-interest to Deerfield & Company LLC) and GLL US Office, LP (as successor-in-interest to Prentiss Properties Acquisition Partners, L.P.) (the "Landlord"), pursuant to which the Company rents office space in the building commonly known as "One O’Hare Centre" located at 6250 North River Road, Rosemont, Illinois 60018 (the "Building"). Under the Lease, the Company currently rents 69,184 square feet of office space in the Building (the "Original Premises") for a term ending in 2021. Pursuant to the Lease Amendment, the Company agreed to vacate the Original Premises on or before April 30, 2010 and relocate to an area in the Building consisting of 25,470 square feet of office space (the "New Premises").

The term for the rental of the New Premises will begin on October 1, 2010 and expire on February 28, 2021, but the Company is entitled to take possession of the New Premises at any time on or after November 27, 2009. As a result of the relocation to the New Premises, the Company’s annual rent expense under the Lease will be reduced by approximately $1.3 million to reflect the reduced square footage of the New Premises. In addition, pursuant to the Lease Amendment, the amount of the letter of credit constituting the Company’s security deposit under the Lease will be reduced from approximately $2.3 million to approximately $1.3 million upon the satisfaction of certain conditions. The Lease Amendment provides for a further reduction of the amount of the letter of credit to $500,000 on September 30, 2010 upon the satisfaction of certain conditions.

In connection with the Lease Amendment, the parties entered into a Construction Escrow Agreement (as more fully described below) relating to certain improvements to the New Premises.

The foregoing description of the Lease Amendment does not purport to be complete, should be read together with and is qualified in its entirety by reference to the Lease Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

ESCROW AGREEMENT

As contemplated by the Lease Amendment, on December 2, 2009, the Company and the Landlord entered into an Owners Construction Escrow Trust and Disbursing Agreement dated October 29, 2009 (the "Construction Escrow Agreement"), with Chicago Title and Trust Company as Escrow Trustee (the "Trustee") and Krahl Construction as the General Contractor. The Construction Escrow Agreement relates to the construction of improvements to the New Premises and requires the Company and the Landlord to deposit $1,000,000 and $548,962, respectively, with the Trustee, to be disbursed on a proportionate basis to pay for construction and development costs. The Construction Escrow Agreement provides specifications for how the Company must apply the escrowed funds.

The foregoing description of the Construction Escrow Agreement does not purport to be complete, should be read together with and is qualified in its entirety by reference to the Construction Escrow Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 7.01 Regulation FD Disclosure.

On December 3, 2009, the Company issued a press release announcing its entry into the Lease Amendment and the Construction Escrow Agreement. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 furnished pursuant to Item 9.01, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities under that Section. Furthermore, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 furnished pursuant to Item 9.01, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933.

Item 8.01 Other Events.

In connection with the Lease Amendment, the Company will recognize a non-cash acceleration of depreciation and amortization expense related to certain leasehold improvements and fixed assets on the Old Premises as a result of a shorter estimated life for the use of these assets. The total estimated impact of the acceleration of the depreciation and amortization expense is approximately $7.0 million, which the Company expects to be expensed ratably from the date the Lease Amendment was signed (November 27, 2009) to the date on which the Company vacates the Original Premises (expected to be April 30, 2010).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 First Amendment to Lease Agreement by and between the Company and GLL US Office, LP, dated October 29, 2009

10.2 Owners Construction Escrow Trust and Disbursing Agreement by and among the Company, GLL US Office, LP, Chicago Title and Trust Company, and Krahl Construction, dated October 29, 2009

99.1 Press Release issued by the Company on December 3, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEERFIELD CAPITAL CORP.

December 3, 2009	By:	/s/ Robert A. Contreras

Name: Robert A. Contreras
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	First Amendment to Lease Agreement by and between the Company and GLL US Office, LP, dated October 29, 2009
10.2	Owners Construction Escrow Trust and Disbursing Agreement by and among the Company, GLL US Office, LP, Chicago Title and Trust Company, and Krahl Construction, dated October 29, 2009
99.1	Press Release issued by the Company on December 3, 2009